UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2011

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 28, 2011, Citibank, N.A. is no longer eligible for membership in the Federal Home Loan Bank of San Francisco (the "Bank") because it has become a member of another Federal Home Loan Bank ("FHLBank") in connection with its planned merger with an affiliate, as previously announced.

As a result of Citibank, N.A.'s membership termination, Reginald Chen is no longer eligible to serve on the Bank's Board of Directors ("Board"). Mr. Chen was previously eligible to serve on the Board because of his position as an officer of Citibank, N.A. Under the rules of the Federal Housing Finance Agency, the Board is required to select an officer or director of a Bank member located in Nevada to fill the seat previously held by Mr. Chen, which has a term expiring on December 31, 2011.

Item 7.01 Regulation FD Disclosure.

As disclosed in Item 5.02 of this Current Report, Citibank, N.A. is no longer a member of the Bank as of June 28, 2011, and therefore is no longer able to obtain new advances from the Bank. A decrease in advances to Citibank, N.A., if not replaced with advances to other members, results in a reduction of the Bank's total assets and net income. The timing and magnitude of the impact of a decrease in the amount of advances would depend on a number of factors, including the amount and the period over which the advances are prepaid or repaid; the amount and timing of any corresponding decreases in activity-based capital stock; the profitability of the advances; the extent to which consolidated obligations mature as the advances are prepaid or repaid; and the Bank's ability to extinguish consolidated obligations or transfer them to other FHLBanks and the associated costs.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: June 28, 2011	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer